Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF McMoRan EXPLORATION CO.

McMoRan Exploration Co., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:                      At a meeting on February 1, 2010, the Corporation’s board of directors duly adopted resolutions (1) setting forth a proposed amendment to Article IV 1. of the Corporation’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from an aggregate of 150 million shares to 300 million shares of common stock, which will increase the aggregate number of all classes of capital stock that the Corporation may issue to 350 million shares, consisting of 300 million shares of common stock, $0.01 par value per share, and 50 million shares of preferred stock, $0.01 par value per share, (2) declaring the proposed amendment to be advisable, (3) directing that the proposed amendment be considered at the 2010 annual meeting of stockholders and (4) recommending that the Corporation’s stockholders approve the proposed amendment at the 2010 annual meeting of stockholders.

SECOND:                      At the 2010 annual meeting of stockholders held on May 3, 2010, the holders of at least a majority of the Corporation’s outstanding common stock voted in favor of a proposal to amend Article IV 1. of the Corporation’s Amended and Restated Certificate of Incorporation, so that as amended, said article shall be and read as follows:

ARTICLE IV
Capital

1.     Authorized Stock. The Corporation shall be authorized to issue an aggregate of 350,000,000 shares of capital stock, of which 300,000,000 shares shall be Common Stock, $0.01 par value per share (the “Common Stock”), and 50,000,000 shares shall be Preferred Stock, $0.01 par value per share (the “Preferred Stock”).

THIRD:                      This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the Senior Vice President, Chief Financial Officer & Secretary of the Corporation, for the purpose of amending the Amended and Restated Certificate of Incorporation, does hereby make this Certificate of Amendment, hereby declaring and certifying that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly the undersigned has hereunto set her hand as of this 4th day of May, 2010.

McMoRan Exploration Co.

By:          /s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer & Secretary

Signature Page to Certificate of Amendment of McMoRan Exploration Co.